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                                                                     Exhibit 5.1


                 [Letterhead of Goodwin, Procter & Hoar  LLP]


                               February 4, 2000


Cypress Communications, Inc.
Fifteen Piedmont Center, Suite 710
Atlanta, GA 30305

     Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Cypress Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (File No. 333-92011), as amended (the "Registration Statement"), relating to 11,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Registered Shares"), including 1,500,000 shares which the Underwriters (as defined below) have an option to purchase solely for the purpose of covering over-allotments. All of the Registered Shares are to be sold by the Company to the several underwriters (the "Underwriters") for whom Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, and J.C. Bradford & Co. are acting as representatives pursuant to an underwriting agreement to be entered into between the Company and the Underwriters (the "Underwriting Agreement").

     In connection with rendering this opinion, we have examined the form of the proposed Underwriting Agreement; the Certificate of Incorporation and By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United
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Cypress Communications, Inc.
February 4, 2000
Page 2

States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law.

     Based upon the foregoing, we are of the opinion that when (i) the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and the Underwriters, and (ii) Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, such Registered Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.


                                    Very truly yours,


                                    /s/ Goodwin, Procter & Hoar LLP
                                    Goodwin, Procter & Hoar  LLP